Exhibit 32

SECTION 1350 CERTIFICATIONS

Richard M. Deneau, Chief Executive Officer and Peter T. Reno, Chief Financial Officer of Anchor Glass Container Corporation, hereby certify that:

          1. The quarterly report of the registrant on Form 10-Q for the quarter ended June 30, 2004 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          2. The information contained in the quarterly report fairly presents, in all material respects, the financial condition and results of operations of the registrant as of the dates and for the periods expressed in the quarterly report.

Date: August 10, 2004

/s/ Richard M. Deneau Name: Richard M. Deneau Title: Chief Executive Officer

/s/ Peter T. Reno Name: Peter T. Reno Title: Chief Financial Officer